EXHIBIT 99.1

Trilogy International Partners Inc. Announces Completion of Distribution to Shareholders

BELLEVUE, WA / ACCESSWIRE / July 28, 2023 / Trilogy International Partners Inc. (the "Company") (TSXV:TRL.H) today announced the completion of a return of capital distribution to the holders of common shares of the Company (the "Common Shares") pursuant to a Plan of Liquidation adopted by the board of directors of the Company on June 10, 2022.

The return of capital distribution was C$0.31 per Common Share, representing an aggregate distribution amount of approximately C$27.5 million (or approximately US$20.8 million). Shareholders of record outside of Canada received the distribution in United States dollars in an amount reflecting the foreign exchange rate in connection with the distribution.

About Trilogy International Partners Inc.

Trilogy International Partners Inc. formerly owned wireless and fixed broadband telecommunications subsidiaries in New Zealand and Bolivia.

Its head office is located at 155 108th Avenue NE, Suite 400, Bellevue, Washington, 98004 USA. For more information, visit www.trilogy-international.com.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Investor Relations and Media Contact

Scott Morris

425-458-5900

Scott.Morris@trilogy-international.com

Senior Vice President, General Counsel and Secretary

SOURCE: Trilogy International Partners Inc.